ATLANTA CAPITAL MANAGEMENT COMPANY, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

For Officers and Employees

Adopted by the Executive Committee and effective on January 1, 2006

Atlanta Capital Management Company, LLC ("ACM" or "Company") desires to be a responsible member of the various communities in which it does business and to assure the welfare of those dependent upon the continuation of ACM's good health, namely its shareholders, employees, customers and suppliers. It is the policy of the ACM to comply with all laws and to conduct its business in keeping with the highest moral, legal, ethical and financial reporting standards. ACM's policies apply equally to employees at all levels. This Code of Business Conduct and Ethics ("Code") is adopted to comply with the separate corporate Code adopted by our majority owner/parent company, Eaton Vance Corp., effective October 31, 2004.

ACM welcomes and appreciates the efforts of employees who communicate violations or suspected violations of this Code, and will not tolerate any form of retaliation against individuals who in good faith report possible misconduct even if, upon investigation, their suspicions prove to be unwarranted. All officers and managers of ACM are responsible for communicating and implementing these policies within their specific areas of supervisory responsibility.

Of course, no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, and ACM relies upon each individual within the organization to act with integrity, to use good judgment and to act appropriately in any given situation. Nevertheless, we believe that this Code can help focus ACM's management on areas of ethical risk, provide guidance to our personnel to help them to recognize and deal with ethical issues and help to foster a culture of honesty and accountability. We encourage each member of management and each employee to review this Code carefully, ask any questions regarding the policies and procedures embodied in this Code to ensure that everyone understands each such policy and procedure and the overall intent of the Code, and make every effort to remain in full compliance with both the letter and spirit of this Code.

Without limiting the generality of the above, the following presents ACM's policy on specific topics concerning business ethics and legal compliance.

Conflicts of Interest

ACM's officers, owners and employees have a duty to be free of conflicting interests that might influence their decisions when representing the Company. Consequently, as a general matter, our owners, officers and employees are not permitted to maintain any conflict of interest with the Company, and should make every effort to avoid even the appearance of any such conflict. A "conflict of interest" occurs when an individual's private interest interferes in any way - or even appears to interfere - with ACM's interests as a whole. A conflict of interest can arise when an owner, officer or employee take actions or has interests that may make it difficult to perform his or her company work objectively and effectively or when a owner, officer or employee or a member of his or her family receives any improper personal benefits as a result of his or her position in the Company. Any officer or employee who believes that he or she may have a potential conflict of interest must report his or her concerns to the Chief Compliance Officer or member of the Executive Committee.

Without limiting the generality of this Code's prohibition on conflicts of interest involving ACM's officers, owners and employees:

  ACM's dealings with suppliers, customers, contractors and others should be based solely on what is in the Company's best interest, without favor or preference to any third party, including close relatives.
  Employees who deal with or influence decisions of individuals or organizations seeking to do business with ACM shall not own interests in or have other personal stakes in such organizations that might affect the decision-making process and/or the objectivity of such employee, unless expressly authorized in writing by the Executive Committee after the interest or personal stake has been disclosed.
  Employees shall not do business on behalf of ACM with close relatives, unless expressly authorized in writing by the Executive Committee after the relationship has been disclosed.

Owners, officers and employees, while representing ACM, shall not seek or accept from any prospective or current provider of goods or services to the Company or any prospective or current investment management client of the Company ("Client") any gift, favor, preferential treatment, or special arrangement of "Material Value." "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Atlanta, unless approved in advance by an appropriate senior executive of the Company as having a legitimate business purpose; personal loans or guarantees of loans; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100.

Certain conflicts of interest arise out of the relationship between officers of the ACM and the investment companies (the "EV Funds") sponsored or advised by it's parent Eaton Vance Corp. ("Corporation") and are subject to provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act") and the regulations thereunder that address conflicts of interest. For example, officers of the Corporation (which includes officer of ACM) may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the EV Funds because of their status as "affiliated persons" of "affiliated persons" of the EV Funds. The Corporation's and the EV Funds' compliance programs and procedures are designed to prevent, or identify and correct, violations of such provisions. This Code does not, and is not intended to, duplicate, change or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Corporation and the EV Funds, the officers of which may also be officers of the Corporation. As a result, this Code recognizes that the officers of the Corporation, in the normal course of their duties (whether formally for the Corporation or for the EV Funds, or for all of them), will be involved in establishing policies and implementing decisions that will have different effects on each entity. The participation of the officers in such activities is inherent in the contractual relationships between those entities and is consistent with the performance by the officers of their duties as officers of the Corporation. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, the Board recognizes that officers of the Corporation may also be officers or employees of one or more investment companies or Subsidiaries covered by this Code or other codes of ethics.

Corporate Opportunities

Each of our owners, officers and employees holds a personal duty to the Company to advance the Company's legitimate business interests when the opportunity so arises. No owner, officer or employee of ACM is permitted to:

  take personally, whether for economic gain or otherwise, any business opportunity discovered though the use of ACM's property or information or such person's position with the Corporation, where such opportunity might be taken by ACM, unless, after full disclosure, it is authorized in writing by the Executive Committee;
  use any of ACM's corporate property, information, or his or her position with the Company for personal gain to the detriment of the Company; or
  compete with the Company.

Confidentiality/Insider Information

It is imperative that our owners, officers and employees safeguard confidential information including, but not limited to, information regarding transactions contemplated by ACM and the Company's finances, business, computer files, employees, present and prospective customers and suppliers and stockholders. You must not disclose confidential information except where disclosure is authorized by ACM's Executive Committee or Chief Compliance Officer, or is otherwise required by applicable law. Your obligation to preserve and not disclose the Company's confidential information continues even after your employment by ACM ends. You must keep confidential, and not discuss with anyone other than other employees for valid business purposes, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Corporation.

You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

As noted above, no officer, owner or employee of ACM may in any manner use his or her position with the Company or any information obtained in connection therewith for his or her personal gain. Your obligations to ACM in this regard within the context of non-public, or "insider" information regarding the Company compel particular emphasis. Owners, officers and employees must not disclose or use or attempt to use "confidential" or "insider" information to further their own interests or for personal gain, economic or otherwise or for any other reason except the conduct of the Company's business.

"Insider information" is non-public information that could affect the market price of Eaton Vance stock or influence investment decisions. Eaton Vance officers, directors and employees (including officer and employees of ACM) are prohibited from disclosing or using non-public information for personal gain, whether through the purchase or sale of our publicly traded securities or otherwise, and are urged to avoid even the appearance of having disclosed or used non-public information in this manner. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal and may result in civil and/or criminal penalties. Every employee is responsible for being familiar with the Atlanta Capital Policies and Procedures in Prevention of Insider Trading, available upon request from the Chief Compliance Officer.

Protection and Proper Use of Other Corporation Assets

All of our owners, officers and employees should endeavor at all times to protect our Company assets and ensure their efficient use. Theft, carelessness and waste can have a direct impact on ACM and our profitability; corporate assets should be used only for legitimate business purposes and in an otherwise responsible and reasonably efficient manner.

Fair Dealing

Although other sections of this Code specifically address your compliance with applicable laws and regulations and other standards, as a general matter, all of our owners, officers and employees shall endeavor under all circumstances to deal fairly with our customers, suppliers, competitors and employees. No owner, officer or employee of ACM shall take unfair advantage in the context of his or her position with the Company of any other person or entity through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair-dealing practice.

Compliance with Laws and Regulations

ACM and its employees shall comply with all laws and regulations applicable to its business, including, but not limited to, the following:

Securities Law. Applicable federal and state securities laws, including but not limited to the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Antitrust. Antitrust and related laws designed to protect against illegal restraint of competition. ACM will not engage or attempt to engage in agreements with competitors or suppliers to fix or illegally discriminate in pricing, or participate or attempt to participate in any form of bid rigging.

Foreign Activities. The U.S. Foreign Corrupt Practices Act. Actions taken outside the U.S., whether by non-U.S. personnel or by U.S. personnel operating internationally which may be in conformance with local custom, may be viewed as against permissible American standards of conduct. Accordingly, in instances where U.S. laws, regulations and standards relating to ethical conduct are more restrictive than those of a particular locality outside the U.S., conduct should be governed by U.S. standards.

You are not expected to know every detail of these or other applicable laws or rules, but should seek advice from ACM's management or outside legal counsel as appropriate.

Illegal or Unethical Payments

ACM does not permit illegal, improper, corrupt or unethical payments to be made in cash, property, or services by or on behalf of the Company in order to secure or retain or attempt to secure or retain business or other advantages, including, but not limited to, payments to any employee of a customer or supplier of the Company for the purpose of influencing that employee's actions with respect to his employer's business. Such payments may constitute a crime in most U.S. and foreign jurisdictions. In jurisdictions where they are not so considered, they are regarded by ACM as unethical payments. Agents and representatives of ACM are required to follow the provisions of this Code in their dealings on behalf of the Company.

Public Officials. Reasonable business entertainment, such as lunch, dinner, or occasional athletic or cultural events may be extended to government officials, but only where permitted by local law.

Customers and Others. Business entertainment that is reasonable in nature, frequency and cost is permitted, as is the presentation of modest gifts where customary. Because no clear guidelines define the point at which social courtesies escalate to, and may be regarded as, improper or unethical payments, extreme care must be taken in this regard.

Form of Payments of Amounts Due Agents, Representatives and Others. All payments for commissions or other similar obligations are to be paid by check or draft, bank wire transfer, or other authorized means, and shall, in each case, be made payable to the order of the recipient or his authorized agent. The use of currency or other forms of "cash" payments is not acceptable.

Accounting and Financial Reporting Standards

ACM has implemented and will comply with generally accepted accounting principles for entries on our books and records. Entries should be properly authorized, complete, and accurate and reflect the transactions to which they relate. No false, artificial, misleading or deceptive entries should be made for any reason. No employee of the Company shall provide false information to, or otherwise mislead, our independent or internal auditors.

Bank or other accounts shall be fully accounted for and accurately described in our records.

Outside Directorships

No officer or employee of ACM may serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not for pay, without the prior written approval of the Executive Committee. This restriction shall not apply to serving any charitable or non-profit organization.

Media Inquiries

Occasionally, employees may receive an inquiry from a media representative requesting information or comment on some aspect of the Company's affairs. Such questions must be referred to the Executive Committee or Eaton Vance Corporation's Director of Public Affairs or the Legal Department, unless specifically covered by a formal procedure adopted by ACM.

Political Activities

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. ACM will not compensate or reimburse employees for such activities.

ACM will not contribute anything of value to political parties, candidates for public office or elected officials, except in jurisdictions where such contributions are legal and approved by our Executive Committee. Furthermore, without such approval, no corporate asset may be used in support of any organization whose political purpose is to influence the outcome of a referendum or other vote of the electorate on public issues.

Discipline

Any employee who violates or attempts to violate this Code or any other formal policies of the Company may be subject to disciplinary action, up to and including termination, in management's discretion.

Periodic Review and Revision

Management reserves the right to amend and revise this Code in its sole discretion.

Management shall report such amendments to Eaton Vance Corp. At least annually the Chief Compliance Officer shall provide a report to the Executive Committee regarding material violations of this Code, and the Executive Committee shall review this Code at least annually. Employees will be apprised promptly of any changes to the policies, procedures and obligations set forth herein.

Reporting Obligation

It is the responsibility of each of our employees who has knowledge of misappropriation of funds, activities that may be of an illegal nature, or other incidents involving company loss, waste, and abuse or other violations of this Code (including the separate Code of Ethics - Policy on Personal Securities Transactions) to report, in good faith, the situation to the Chief Compliance Officer.

Prohibition Against Retaliation

Under no circumstances may the Company or any owner, officer or employee of the Company discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms or conditions of his or her employment on the basis of any lawful act by that employee to:

  provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the federal securities laws, the rules and regulations of the SEC or any provision of federal law relating to fraud against shareholders, when the information or assistance is provided to, or the investigation conducted by:
    A federal regulatory or law enforcement agency;
    Any member of Congress or any committee of Congress; or
    Any person with supervisory authority over the employee (or such other person working for the employer who has the authority to investigate, discover, or terminate misconduct); or
  file, cause to be filed, testify, participate in or otherwise assist in a proceeding filed or about to be filed (with any knowledge of the employer) relating to any such alleged violation.

No Rights Created; Not Exclusive Code

This Code is a statement of certain fundamental principles, policies and procedures that govern ACM's owners, officers and employees in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, shareholder or any other person or entity.

This Code is not the exclusive code of ethics applicable to employees of ACM, who are also subject to the Code of Ethics - Policy on Personal Securities Transactions, designed to comply with the rules requirements under the Investment Company Act of 1940 and the Investment Advisers Act of 1940.

GENERAL PROVISIONS

1. Maintenance of List of Access Persons and Investment Professionals: Notification. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

2. Review of Securities Reports. The Chief Compliance Officer shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures.

3. Certifications by Employees. Each employee of the Company must certify at the time of hire and annually thereafter that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions. In addition upon any revision to a Company's Code of Ethics, each employee of that Company must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4. Recordkeeping Requirements. ACM shall maintain the following records at its principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

(1) copies of the Code of Ethics currently in effect and in effect at any time within the past five (5) fiscal years;

(2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained for at least five (5) years after the end of the fiscal year in which the violation occurred;

(3) copies of each report, including transaction confirmations and other information, referred to in section C.7 of the Policy on Personal Securities Transactions ("Policy"), Part I above, to be maintained for at least five (5) years after the end of the fiscal year in which the report is made or information provided;

(4) a record of all persons, currently or within the past five (5) fiscal years, who are or were required to make reports referred to in section C.7 of the Policy and who are or were responsible for reviewing such reports;

(5) copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past five (5) years was, subject to this Code of Ethics, to be maintained for at least five (5) years after the fiscal year in which the certification made; and

(6) a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five (5) years after the end of the fiscal year in which it was made.

5. Confidentiality. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of ACM, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

6. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Compliance Officer.

7. Violations and Sanctions. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Chief Compliance Officer and approved by the Executive Committee. In the event the Chief Compliance Officer violates any provisions of this Code of Ethics, the Executive Committee will directly impose sanctions.

In adopting and approving this Code of Ethics, the Company do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.